Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Fourth Quarter and Full Year of 2018

Consolidated and Pro Forma Financial Highlights
(Amounts in millions except per share data and percentages)

Results for the Quarter Ended	Consolidated[1]
December 31	2018[3]	2017	% Δ
Net Sales	$381.4	$362.5	5.2%
Segment Profit[5]	$28.3	$38.7	(26.9%)
Segment Margin	7.4%	10.7%
Net Income (Loss)	$(22.1)	$34.2	(164.6%)
Diluted Earnings (Loss) Per Share	$(1.07)	$1.57	(168.2%)
Adjusted Net Income[6]	$20.5	$14.8	38.5%
Adjusted Diluted Earnings Per Share[6]	$0.98	$0.67	46.3%
Adjusted EBITDA[6]	$54.5	$48.7	11.9%
Adjusted EBITDA Margin[6]	14.3%	13.4%

Results for the Fiscal Year Ended	Consolidated[1]		Pro Forma[2]
December 31	2018[3]	2017	2017	% Δ4
Net Sales	$1,532.0	$1,309.6	$1,402.5	9.2%
Segment Profit[5]	$154.6	$149.9	$172.5	(10.4%)
Segment Margin	10.1%	11.4%	12.3%
Net Income	$24.6	$539.8	$53.7	(54.2%)
Diluted Earnings Per Share	$1.16	$24.76	$2.46	(52.8%)
Adjusted Net Income[6]	$82.6	$50.6	$75.7	9.1%
Adjusted Diluted Earnings Per Share[6]	$3.91	$2.32	$3.48	12.4%
Adjusted EBITDA[6]	$217.4	$188.2	$215.4	0.9%
Adjusted EBITDA Margin[6]	14.2%	14.4%	15.4%

1 Consolidated results for the year ended December 31, 2017 reflect (i) the deconsolidation of Garlock Sealing Technologies LLC (“GST”) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process (the Asbestos Claims Resolution Process, or “ACRP”) in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it and (ii) the deconsolidation of OldCo, LLC (“OldCo”), effective January 30, 2017, when it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in furtherance of the ACRP, in each case until the reconsolidation of GST, its subsidiaries and OldCo effective as of July 31, 2017 upon the consummation and effectiveness of the joint plan of reorganization confirmed in the ACRP. Consolidated results for each of the three months ended December 31, 2018 and 2017 and the year ended December 31, 2018 include the results of GST and OldCo for the entire period.

2 Pro forma financial information for the year ended December 31, 2017 in these tables and throughout this press release is presented as if GST and OldCo were reconsolidated with EnPro throughout these periods based on the consummation of the joint plan of reorganization, which was consummated on July 31, 2017. See attached unaudited condensed consolidated pro forma statement of operations.
3 Effective January 1, 2018, EnPro adopted the new comprehensive revenue recognition accounting standard using a modified retrospective transition approach. Under this approach, revenues for prior periods have not been restated. Application of the new standard for the three months and twelve months ended December 31, 2018 had an immaterial impact on items reflected in the consolidated statement of operations as compared to amounts as determined under the revenue recognition accounting standard applicable during the three months and twelve months ended December 31, 2017.
4 Due to the reconsolidation effective July 31, 2017, consolidated results for the year ended December 31, 2018 are being compared to the pro forma results for the year ended December 31, 2017.
5 Effective January 1, 2018, EnPro adopted a new accounting standard on presentation of pension and other postretirement benefits expense using a retrospective transition approach. See the attached schedule of Segment Information (Unaudited) for a description of the impact of the adoption of this standard on Segment Profit for the three months and twelve months ended December 31, 2017.
6 See the attached schedules for adjustments and reconciliations to GAAP numbers.

CHARLOTTE, N.C., February 13, 2019 -- EnPro Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month and twelve-month periods ended December 31, 2018.

Key Developments

•	EnPro experienced strong fourth quarter sales growth, with total sales increasing 5.2% compared to the same period of 2017.

•	Segment profit increased 8.3% in the fourth quarter compared to the same period of 2017, excluding the impact of restructuring, acquisition-related expenses, and inventory adjustments.

•	Adjusted diluted earnings per share increased 46.3% in the fourth quarter compared to the same period of 2017.

•	Capital allocation highlights:

◦	Paid a $0.24 per share quarterly dividend with a total value of $5 million.

◦	Collected $13.1 million of asbestos-related insurance recoveries in the fourth quarter, bringing the total collections during the full year to $29.9 million.

◦	Repatriated $11.4 million and $125.4 million of earnings from foreign subsidiaries during the fourth quarter and full year, respectively, without any incremental taxes.

•
EnPro issues 2019 adjusted EBITDA guidance of $225 million to $233 million and adjusted diluted earnings per share guidance of $4.28 to $4.55, reflecting confidence that recent issues in STEMCO’s Brake Products Group will be resolved in 2019 and taking into consideration the macroeconomic forecasts for the company’s core end markets.

“Overall, I am very pleased with the performance of our company during the fourth quarter,” said Steve Macadam, President and CEO. “Nearly all of our businesses generated year-over-year sales growth, driven by continued favorable demand in many of the markets that we serve. Sales to the aerospace, food & pharma, heavy-duty tractor and trailer builds, metals & mining, refining & processing, oil & gas, military marine engines and aftermarket parts and services markets grew year-over-year. As we communicated throughout the year, we expected Power Systems’ performance to be weighted to the second half of the year, and Power Systems delivered remarkable results in the fourth quarter, driven by record aftermarket parts and services sales. The sales momentum across the company, along with lower SG&A, resulted in adjusted EBITDA growth, despite continued cost challenges in STEMCO’s Brake Products Group in Sealing Products.

“We are focused on resolving the issues that we have faced in STEMCO’s Brake Products Group, and we recently announced a restructuring plan to discontinue the manufacturing of brake drum friction products. We believe these actions, plus others underway across the company, are positioning us for margin improvement and free cash flow growth in 2019.

“Given current macroeconomic forecasts, planned improvements in STEMCO’s Brake Products Group, and anticipated weakness in semiconductor, automotive and heavy-duty truck OE demand, we expect our 2019 full-year adjusted EBITDA to be between $225 million and $233 million. This translates to an adjusted diluted earnings per share outlook of $4.28 to $4.55 for the year,” said Mr. Macadam.

Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions and acquisition-related costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to year-end, the impact of foreign exchange rate changes subsequent to year-end, and environmental and any select legacy litigation charges.

Consolidated results for the periods after July 31, 2017 reflect the reconsolidation of GST, its subsidiaries and OldCo as a result of the completion of the ACRP. Given that consolidated results in the year ended December 31, 2017 did not reflect all of EnPro’s entities, investors may find comparisons of consolidated results for the year ended December 31, 2018 to pro forma results for the prior year to be most illustrative of the year-over-year performance of all of EnPro’s businesses. Pro forma results for the year ended December 31, 2017 reflect the performance of all of these businesses for that period.

Demand in the aerospace, food & pharma, heavy-duty tractor and trailer builds, metals & mining, and military marine engines and aftermarket parts and services markets was strong during the quarter, although year-over-year growth in Sealing Products and Engineered Products was muted by strong prior year results, the company’s exit of the industrial gas turbine market earlier in the year, and softness in the automotive, nuclear, and U.S. oil & gas pipeline construction markets. Foreign exchange translation reduced sales by 1.0% versus the fourth quarter of 2017.

Segment profit in the fourth quarter was down year-over-year as a result of cost challenges and restructuring expenses in the heavy-duty truck portion of Sealing Products, despite growth and improved margins outside of heavy-duty truck. Excluding the impact of costs related to acquisitions and divestitures, foreign exchange translation, the impact of the change in the loss reserve due to foreign exchange on the EDF contract in the Power Systems segment, acquisition inventory fair value adjustments, and restructuring charges, total segment profit was 15.3% higher compared to the total segment profit in the fourth quarter of last year.

As previously announced, the company implemented a restructuring plan under which its STEMCO heavy-duty truck business subsequently discontinued the manufacturing of brake drum friction products. The restructuring plan involved the shutdown of production lines that occupy a portion of STEMCO’s owned manufacturing facility in Rome, Georgia. STEMCO has elected to concentrate its drum friction resources specifically on formulating and sourcing, and the company will continue to offer a full range of high-quality brake shoes using friction manufactured by approved suppliers who meet STEMCO’s stringent quality standards.

The company recorded total restructuring expenses related to the exit of approximately $15.4 million in the fourth quarter of 2018 composed of non-cash charges primarily related to impairment of inventory, equipment and other tangible assets. Additionally, restructuring costs related to the exit include severance and other costs of approximately $0.4 million expected to be incurred in the first half of 2019.

The company’s average diluted share count in the fourth quarter of 2018 was 20.7 million shares, approximately 1.1 million less than in the same period a year ago. The decrease was primarily due to share repurchases during 2018 in connection with the $50 million share repurchase program authorized in October 2017, which was completed during the third quarter of 2018.

Pro Forma Results Including Formerly Deconsolidated Subsidiaries
To aid comparisons of year-over-year data, the company has included information in this press release showing key operating metrics for EnPro and its formerly deconsolidated subsidiaries, GST and OldCo, on a pro forma reconsolidated basis for the year ended December 31, 2017. These metrics are derived from tables attached to this press release that illustrate, on a pro forma basis, financial results for 2017 as if GST and OldCo were reconsolidated with EnPro throughout that period based on consummation of the joint plan of reorganization, which was consummated on July 31, 2017. In response to requests from investors, we are providing the pro forma financial information in this release as supplemental comparative information as it reflects the performance of all of our subsidiaries during those periods.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, February 14, at 10:00 a.m. Eastern Time to discuss fourth quarter 2018 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13686335. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, pro forma adjusted net income, pro forma adjusted diluted earnings per share, adjusted EBITDA, pro forma adjusted EBITDA, adjusted EBITDA margin and pro forma adjusted EBITDA margin, as well as segment adjusted EBITDA, segment adjusted EBITDA margin, pro forma segment adjusted EBITDA and pro forma segment adjusted EBITDA margin. Tables showing the effect of these non-GAAP financial measures for the three months and twelve months ended December 31, 2017 and 2018 are attached to the release. Adjusted EBITDA anticipated for full year 2019 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Adjusted diluted earnings per share anticipated for full year 2019 is calculated in a manner consistent with the presentation of adjusted diluted earnings per share in the attached tables. Because of the forward-looking nature of these estimates of adjusted EBITDA and adjusted diluted earnings per share, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented. These estimates exclude changes in the number of shares outstanding, impacts from future acquisitions and acquisition-related costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to year-end, the impact of foreign exchange rate changes subsequent to year-end, and any litigation or environmental charges.

Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance for the periods presented, and when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and provide investors with measures they can use to evaluate performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in our pricing policies or the pricing policies of our competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2017, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

APPENDICES

Highlights of Segment Results: Fourth Quarter of 2018

Consolidated Financial Information and Reconciliations

Introduction of Unaudited Pro Forma Financial Information

Pro Forma Financial Information and Reconciliations

Sealing Products Segment

	Consolidated		Pro Forma[1]
($ Millions)	2018	2017	2017	% Δ [2]
Results for the Quarter Ended December 31
Sales	$217.2	$220.0	N/A	(1.3%)
Segment Profit	$6.3	$25.7	N/A	(75.5%)
Segment Margin	2.9%	11.7%	N/A
Adjusted EBIDA[3]	$33.8	$39.5	N/A	(14.4%)
Adjusted EBITDA Margin[3]	15.6%	18.0%	N/A
Results for the Fiscal Year Ended December 31
Sales	$954.4	$804.3	$893.8	6.8%
Segment Profit	$85.2	$90.4	$111.3	(23.5%)
Segment Margin	8.9%	11.2%	12.5%
Adjusted EBITDA[3]	$159.1	$141.1	$167.4	(5.0%)
Adjusted EBITDA Margin[3]	16.7%	17.5%	18.7%
1 See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results for the year ended on December 31, 2018 are being compared to the pro forma results for the year ended December 31, 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Sales decreased in the fourth quarter versus the prior-year period due primarily to the company’s exit of the industrial gas turbine market earlier in the year and, to a lesser degree, reduced nuclear shipments due to the timing of customers' maintenance cycles. This decline was mostly offset by strength in the aerospace, food & pharma, heavy-duty tractor and trailer builds, and metals & mining markets.

•
Segment profit decreased in the fourth quarter versus the prior-year period, driven primarily by ongoing cost challenges in STEMCO’s brake products business, restructuring expenses related to the exit of STEMCO’s brake drum friction business, and, to a lesser degree, lower demand in the nuclear market. Excluding the impact of restructuring costs, acquisition inventory fair value adjustments, acquisitions and divestitures, and unfavorable foreign exchange translation, segment profit decreased 18.4% compared to the prior-year period.

Engineered Products Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
Results for the Quarter Ended December 31
Sales	$74.5	$74.8	N/A	(0.4%)
Segment Profit	$5.2	$4.5	N/A	15.6%
Segment Margin	7.0%	6.0%	N/A
Adjusted EBIDA[3]	$9.0	$9.4	N/A	(4.3%)
Adjusted EBITDA Margin[3]	12.1%	12.6%	N/A
Results for the Fiscal Year Ended December 31
Sales	$323.9	$301.1	$301.5	7.4%
Segment Profit	$40.1	$30.1	$30.3	32.3%
Segment Margin	12.4%	10.0%	10.0%
Adjusted EBITDA[3]	$56.3	$48.5	$48.7	15.6%
Adjusted EBITDA Margin[3]	17.4%	16.1%	16.2%
1 See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results for the year ended on December 31, 2018 are being compared to the pro forma results for the year ended December 31, 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•
Sales decreased in the fourth quarter versus the prior-year period due to foreign exchange translation. Strength in the oil & gas and North American general industrial markets was partially offset by weakness in the automotive and European general industrial markets. Excluding the impact of foreign exchange translation, sales increased 1.9% compared to the prior-year period.

•
Segment profit increased in the fourth quarter versus the prior-year period primarily due to strength in the oil & gas market and reduced SG&A costs. Excluding the impact of restructuring costs, acquisition-related expenses, and unfavorable foreign exchange translation, segment profit increased 12.9% compared to the prior-year period.

Power Systems Segment

	Consolidated		Pro Forma[1]
($ in Millions)	2018	2017	2017	% Δ [2]
Results for the Quarter Ended December 31
Sales	$90.7	$68.8	N/A	31.8%
Segment Profit	$16.8	$8.5	N/A	97.6%
Segment Margin	18.5%	12.4%	N/A
Adjusted EBIDA[3]	$20.1	$10.2	N/A	97.1%
Adjusted EBITDA Margin[3]	22.2%	14.8%	N/A
Results for the Fiscal Year Ended December 31
Sales	$257.9	$208.2	$211.5	21.9%
Segment Profit	$29.3	$29.4	$30.9	(5.2%)
Segment Margin	11.4%	14.1%	14.6%
Adjusted EBITDA[3]	$37.2	$34.6	$36.1	3.0%
Adjusted EBITDA Margin[3]	14.4%	16.6%	17.1%
1 See attached unaudited condensed consolidated pro forma statements of operations.
2 Due to the reconsolidation on July 31, 2017, consolidated results for the year ended on December 31, 2018 are being compared to the pro forma results for the year ended December 31, 2017.
3 See attached schedules for adjustments and reconciliations to GAAP numbers.

Segment Highlights

•	Sales increased considerably in the fourth quarter versus the prior-year period due to record aftermarket parts and services sales as well as a modest increase in engine revenue.

•
Segment profit increased in the fourth quarter versus the prior-year period primarily due to the increase in higher-margin aftermarket parts and service sales, and lower research and development expenses. Segment profit increased 144.4% excluding the impact of foreign exchange on the EDF contract, which had a negative impact of $0.6 million in the fourth quarter of 2018 and a positive impact of $1.4 million in the fourth quarter of 2017.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	December 31, 2018	December 31, 2017(1)	December 31, 2018	December 31, 2017(1)
Net sales	$381.4	$362.5	$1,532.0	$1,309.6
Cost of sales	267.4	239.6	1,053.0	865.3
Gross profit	114.0	122.9	479.0	444.3
Operating expenses:
Selling, general and administrative	80.0	93.2	340.4	325.7
Other	15.0	1.5	21.3	16.9
Total operating expenses	95.0	94.7	361.7	342.6
Operating income	19.0	28.2	117.3	101.7
Interest expense	(6.9)	(8.7)	(28.5)	(50.9)
Interest income	0.4	0.5	1.2	1.5
Gain on reconsolidation of GST and OldCo	—	—	—	534.4
Other expense	(29.0)	(3.8)	(43.4)	(9.2)
Income (loss) before income taxes	(16.5)	16.2	46.6	577.5
Income tax benefit (expense)	(5.6)	18.0	(22.0)	(37.7)
Net income (loss)	$(22.1)	$34.2	24.6	$539.8
Basic earnings (loss) per share	$(1.07)	$1.60	$1.17	$25.28
Average common shares outstanding (millions)	20.7	21.4	20.9	21.3
Diluted earnings (loss) per share	$(1.07)	$1.57	$1.16	$24.76
Average common shares outstanding (millions)	20.7	21.8	21.1	21.8

(1) In the first quarter of 2018, we adopted an accounting standard that requires an employer to report the service cost component of pension and other postretirement benefits expense in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations.

We recast our Consolidated Statements of Operations to reflect the retrospective application of this guidance. For the quarter ended December 31, 2017 this resulted in an increase in cost of sales of $0.2 million, a decrease in selling, general and administrative expense of $0.4 million, and the corresponding increase in other (non-operating ) expense of $0.2 million. For the year ended December 31, 2017 this resulted in an increase in cost of sales of $0.1 million, a decrease in selling, general and administrative expense of $0.6 million, and the corresponding increase in other (non-operating) expense of $0.5 million.

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2018 and 2017
(Stated in Millions of Dollars)

	2018	2017
Operating activities
Net income	$24.6	$539.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39.1	32.7
Amortization	34.6	31.1
Gain on reconsolidation of GST and OldCo	—	(534.4)
Loss on extinguishment of debt	18.1	—
Deferred income taxes	4.9	35.9
Stock-based compensation	6.5	9.5
Other non-cash adjustments	16.1	15.0
Change in assets and liabilities, net of effects of acquisitions, deconsolidation and reconsolidation of businesses:
Asbestos liabilities	(0.5)	(95.5)
Asbestos insurance receivables	29.9	26.6
Accounts receivable, net	(29.6)	(35.7)
Inventories	(35.5)	7.9
Accounts payable	7.5	20.5
Other current assets and liabilities	103.3	(1.1)
Other non-current assets and liabilities	7.4	(5.7)
Net cash provided by operating activities	226.4	46.6
Investing activities
Purchases of property, plant and equipment	(62.6)	(41.0)
Payments for capitalized internal-use software	(3.4)	(3.7)
Acquisitions, net of cash acquired	—	(44.6)
Reconsolidation of GST and OldCo	—	41.1
Deconsolidation of OldCo	—	(4.8)
Capital contribution to OldCo	—	(45.2)
Receipts from settlements of derivative contracts	9.3	—
Proceeds from sale of property, plant and equipment	30.7	0.5
Net cash used in investing activities	(26.0)	(97.7)
Financing activities
Proceeds from debt	1,014.7	635.7
Repayments of debt, including premiums to par value	(1,184.9)	(484.3)
Repurchase of common stock	(50.0)	(11.5)
Dividends paid	(20.3)	(19.0)
Other	(11.9)	(2.4)
Net cash provided by (used in) financing activities	(252.4)	118.5
Effect of exchange rate changes on cash and cash equivalents	(7.7)	10.4
Net increase (decrease) in cash and cash equivalents	(59.7)	77.8
Cash and cash equivalents at beginning of period	189.3	111.5
Cash and cash equivalents at end of period	$129.6	$189.3
Supplemental disclosures of cash flow information:
Cash paid (refunded) during the period for:
Interest	$33.3	$46.4
Income taxes	$(77.5)	$6.8

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of December 31, 2018 and 2017
(Stated in Millions of Dollars)

	2018	2017
Current assets:
Cash and cash equivalents	$129.6	$189.3
Accounts receivable	286.6	261.7
Inventories	233.1	204.1
Income tax receivable	49.5	113.2
Other current assets	33.2	51.3
Total current assets	732.0	819.6
Property, plant and equipment	301.2	296.9
Goodwill	333.7	336.1
Other intangible assets	297.3	347.0
Other assets	54.9	86.5
Total assets	$1,719.1	$1,886.1
Current liabilities:
Current maturities of long-term debt	$2.4	$0.2
Accounts payable	139.2	130.7
Accrued expenses	145.5	137.2
Total current liabilities	287.1	268.1
Long-term debt	462.5	618.3
Other liabilities	106.8	96.9
Total liabilities	856.4	983.3
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	301.0	347.9
Retained earnings	608.3	604.4
Accumulated other comprehensive loss	(45.5)	(48.4)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	862.7	902.8
Total liabilities and equity	$1,719.1	$1,886.1

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters and Years Ended December 31, 2018 and 2017
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sealing Products	$217.2	$220.0	$954.4	$804.3
Engineered Products	74.5	74.8	323.9	301.1
Power Systems	90.7	68.8	257.9	208.2
	382.4	363.6	1,536.2	1,313.6
Less intersegment sales	(1.0)	(1.1)	(4.2)	(4.0)
	$381.4	$362.5	$1,532.0	$1,309.6

Segment Profit
	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017(1)	2018	2017(1)
Sealing Products	$6.3	$25.7	$85.2	$90.4
Engineered Products	5.2	4.5	40.1	30.1
Power Systems	16.8	8.5	29.3	29.4
	$28.3	$38.7	$154.6	$149.9

Segment Margin
	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sealing Products	2.9%	11.7%	8.9%	11.2%
Engineered Products	7.0%	6.0%	12.4%	10.0%
Power Systems	18.5%	12.4%	11.4%	14.1%
	7.4%	10.7%	10.1%	11.4%

Reconciliation of Segment Profit to Net Income (Loss)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017(1)	2018	2017(1)
Segment profit	$28.3	$38.7	$154.6	$149.9
Corporate expenses	(7.9)	(10.0)	(32.7)	(34.2)
Gain on reconsolidation of GST and OldCo	—	—	—	534.4
Interest expense, net	(6.5)	(8.2)	(27.3)	(49.4)
Other expense, net	(30.4)	(4.3)	(48.0)	(23.2)
Income (loss) before income taxes	(16.5)	16.2	46.6	577.5
Income tax benefit (expense)	(5.6)	18.0	(22.0)	(37.7)
Net income (loss)	$(22.1)	$34.2	$24.6	$539.8
(1) Segment profit for 2017 was recast to reflect the impact of adoption of an accounting standard affecting the classification of the non-service component of pension and other postretirement benefit costs. There was no impact for the quarter ended December 31, 2017 to total segment profit, other expense, net or corporate expenses. The impact for the year ended December 31, 2017 was an increase of $0.2 million to total segment profit, a $0.3 million increase in other expense,net, and a $0.1 million decrease to corporate expenses. Please refer to the Consolidated Statement of Operations for further information on the standard and its impact.

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted Net Income and
Consolidated Adjusted Diluted Earnings Per Share (Unaudited)
For the Quarters and Years Ended December 31, 2018 and 2017
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2018			2017
	$	Average common shares outstanding, diluted (millions)	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income (loss)	$(22.1)	20.7	$(1.07)	$34.2	21.8	$1.57
Income tax expense (benefit)	5.6			(18.0)
Income (loss) before income taxes	(16.5)			16.2
Adjustments:
Environmental reserve adjustments and other costs associated with previously disposed businesses	11.0			3.6
Restructuring costs	15.3			1.3
Fair value adjustment to acquisition date inventory	—			0.5
Loss on extinguishment of debt	18.1			—
Pension expense (non-service cost)	(0.1)			0.1
Other	1.1			0.3
Adjusted income before income taxes	28.9			22.0
Adjusted income tax expense	(8.4)			(7.2)
Adjusted net income	$20.5	21.0	0.98**	$14.8	21.8	0.67**

	Years Ended December 31,
	2018			2017
	$	Average common shares outstanding, diluted (millions)*	Per share	$	Average common shares outstanding diluted (millions)	Per share
Net income	$24.6	21.1	$1.16	$539.8	21.8	$24.76
Income tax expense	22.0			37.7
Income before income taxes	46.6			577.5
Adjustments:
Gain on reconsolidation of GST and OldCo	—			(534.4)
Impairment of ATD intangible assets	—			10.1
Restructuring costs	22.4			5.1
Environmental reserve adjustments and other costs associated with previously disposed businesses	13.4			8.7
Fair value adjustment to acquisition date inventory	—			4.7
Loss on extinguishment of debt	18.1			—
Pension expense (non-service cost)	11.9			0.5
Other	4.0			2.8
Adjusted income before income taxes	116.4			75.0
Adjusted income tax expense	(33.8)			(24.4)
Adjusted net income	$82.6	21.1	3.91**	$50.6	21.8	2.32**

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.
The restructuring costs, environmental reserve adjustment, impairment expense, pension (non-service cost), loss on extinguishment of debt, and other are included as part of other operating expense and other expense. Inventory-related restructuring costs and fair value adjustment to acquisition date inventory are included in costs of sales. Acquisition expenses are included as part of selling, general, and administrative expense.
The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 29.0% and 32.5%, respectively for 2018 and 2017. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.
*There were 0.3 million potentially dilutive shares excluded from the calculation of consolidated earnings per share for the quarter ended December 31, 2018 since they were antidilutive. These shares were added back for the purpose of calculating adjusted net income per share for that period.
** Adjusted diluted earnings per share.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Quarters and Years Ended December 31, 2018 and 2017
(Stated in Millions of Dollars)

	Quarter Ended December 31, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$6.3	$5.2	$16.8	$28.3
Acquisition expenses	0.2	—	—	0.2
Restructuring costs	15.1	0.2	—	15.3
Depreciation and amortization expense	12.2	3.6	3.3	19.1
Earnings before interest, income taxes, depreciation, amortization, and other selected items (adjusted segment EBITDA)	$33.8	$9.0	$20.1	$62.9
Adjusted segment EBITDA margin	15.6%	12.1%	22.2%	16.5%

	Quarter Ended December 31, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$25.7	$4.5	$8.5	$38.7
Acquisition expenses*	0.6	—	—	0.6
Restructuring costs	0.7	0.6	—	1.3
Depreciation and amortization expense	12.5	4.3	1.7	18.5
Adjusted segment EBITDA	$39.5	$9.4	$10.2	$59.1
Adjusted segment EBITDA margin	18.0%	12.6%	14.8%	16.3%

	Year Ended December 31, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$85.2	$40.1	$29.3	$154.6
Acquisition expenses	1.8	0.1	—	1.9
Restructuring costs	21.4	0.7	0.3	22.4
Depreciation and amortization expense	50.7	15.4	7.6	73.7
Adjusted segment EBITDA	$159.1	$56.3	$37.2	$252.6
Adjusted segment EBITDA margin	16.7%	17.4%	14.4%	16.5%

	Year Ended December 31, 2017
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$90.4	$30.1	$29.4	$149.9
Acquisition expenses*	5.3	0.1	—	5.4
Restructuring costs	3.6	1.5	—	5.1
Depreciation and amortization expense	41.8	16.8	5.2	63.8
Adjusted segment EBITDA	$141.1	$48.5	$34.6	$224.2
Adjusted segment EBITDA margin	17.5%	16.1%	16.6%	17.1%

*Includes fair value adjustments to acquisition date inventory.

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Consolidated Net Income (Loss) to Consolidated
Adjusted EBITDA (Unaudited)

For the Quarters and Years Ended December 31, 2018 and 2017
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$(22.1)	$34.2	$24.6	$539.8
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	6.5	8.2	27.3	49.4
Income tax expense (benefit)	5.6	(18.0)	22.0	37.7
Depreciation and amortization expense	19.1	18.5	73.7	63.8
EBITDA	9.1	42.9	147.6	690.7
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Consolidated Adjusted EBITDA):
Gain on reconsolidation of GST and OldCo	—	—	—	(534.4)
Impairment of ATD intangible assets	—	—	—	10.1
Restructuring costs	15.3	1.3	22.4	5.1
Loss on extinguishment of debt	18.1	—	18.1	—
Fair value adjustment to acquisition date inventory	—	0.5	—	4.7
Environmental reserve adjustments and other costs associated with previously disposed businesses	11.0	3.6	13.4	8.7
Pension expense (non-service cost)	(0.1)	0.1	11.9	0.5
Other	1.1	0.3	4.0	2.8
Consolidated adjusted EBITDA	$54.5	$48.7	$217.4	$188.2

*	Consolidated adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% senior notes due 2026.

Supplemental disclosure: For the year ended December 31, 2018, approximately 51% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.

Unaudited Pro Forma Information Reflecting the Reconsolidation of Garlock Sealing Technologies and Other Formerly Deconsolidated Subsidiaries

The historical business operations of EnPro’s subsidiaries, Garlock Sealing Technologies LLC (“GST LLC”) and The Anchor Packing Company (“Anchor”), resulted in a substantial volume of asbestos litigation in which plaintiffs alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing, that contained encapsulated asbestos fibers. Anchor was an inactive and insolvent indirect subsidiary of EnPro. EnPro’s subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers have been managed through another subsidiary, Garrison Litigation Management Group, Ltd. (“Garrison”). GST LLC, Anchor and Garrison are collectively referred to as “GST.”

On June 5, 2010 (the “Petition Date”), GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of North Carolina in Charlotte (the “Bankruptcy Court”). The filings were the initial step in an asbestos claims resolution process.

The financial results of GST and its subsidiaries had been included in EnPro’s consolidated results through June 4, 2010, the day prior to the Petition Date. However, U.S. generally accepted accounting principles require an entity that files for protection under the U.S. Bankruptcy Code, whether solvent or insolvent, whose financial statements were previously consolidated with those of its parent, as GST’s and its subsidiaries’ were with EnPro’s, generally must be prospectively deconsolidated from the parent and the investment accounted for using the cost method. Accordingly, the financial results of GST and its subsidiaries are not included in EnPro’s consolidated results after June 4, 2010 until the reconsolidation described below.

On March 17, 2016, EnPro announced that it had reached a comprehensive settlement to resolve current and future asbestos claims. The settlement was reached with the court-appointed committee representing current asbestos claimants (the “GST Committee”) and the court-appointed legal representative of future asbestos claimants (the “GST FCR”) in GST’s Chapter 11 case pending before the Bankruptcy Court. Representatives for current and future asbestos claimants (the “Coltec Representatives”) against Coltec Industries Inc (“Coltec”) (at the time, another subsidiary of EnPro and GST’s direct parent) also joined in the settlement. Under the settlement, the GST Committee, the GST FCR and the Coltec Representatives agreed to join GST and Coltec in proposing a joint plan of reorganization that incorporates the settlement and to ask asbestos claimants and the court to approve the plan. The joint plan of reorganization was filed with the Bankruptcy Court on May 20, 2016 and amendments to the joint plan of reorganization were filed with the Bankruptcy Court on June 21, 2016, July 29, 2016, December 2, 2016, April 3, 2017, May 14, 2017, May 19, 2017, June 8, 2017, and June 9, 2017. The joint plan of reorganization was filed as Exhibit 2.1 to the Company’s Form 8-K filed on July 31, 2017. As so modified, the joint plan of reorganization superseded all prior plans of reorganization filed by GST with the Bankruptcy Court.

As contemplated by the settlement, following the approval of the joint plan of reorganization by asbestos claimants in December 2016, Coltec engaged in a series of corporate restructuring transactions in which all of its significant operating assets and subsidiaries, which included each of EnPro’s major business units, were distributed to a new direct EnPro subsidiary (“EnPro Holdings”). OldCo, LLC (“OldCo”), as the successor by merger to Coltec in those transactions, retained responsibility for all asbestos claims and rights to certain insurance assets. The restructuring was completed on December 31, 2016 and, as contemplated by the joint plan of reorganization and the settlement, OldCo filed a pre-packaged Chapter 11 bankruptcy petition with the Bankruptcy Court on January 30, 2017. Accordingly, the financial results of OldCo and its subsidiaries are not included in EnPro’s consolidated results after January 29, 2017 until the reconsolidation described below. On February 3, 2017, the Bankruptcy Court issued an order for the joint administration of the OldCo Chapter 11 proceedings with the GST Chapter 11 proceedings.

The settlement included as a condition to EnPro’s obligations to proceed with the settlement that EnPro, Coltec, GST LLC and Garlock of Canada Ltd (an indirect subsidiary of GST LLC) enter into a written agreement, to be consummated concurrently with the effective date of consummation of the joint plan of reorganization, with the Canadian provincial workers’ compensation boards (the “Provincial Boards”) resolving remedies the Provincial Boards may possess against Garlock of Canada Ltd, GST, Coltec or any of their affiliates, including releases and covenants not to sue, for any present or future asbestos-related claim, and that the agreement is either approved by the Bankruptcy Court following notice to interested parties or the Bankruptcy Court concludes that its approval is not required. On November 11, 2016, EnPro and such subsidiaries entered into such an agreement (the “Canadian Settlement”) with the Provincial Boards to resolve current and future claims against EnPro, GST, Garrison, Coltec, and Garlock of Canada Ltd. for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. The Canadian Settlement provided for an aggregate cash settlement payment to the Provincial Boards of $(U.S.) 20 million, payable on the fourth anniversary of the effective date of the joint plan of reorganization. Under the Canadian

Settlement, after the effective date of the joint plan of reorganization, the Provincial Boards had the option of accelerating the payment, in which case the amount payable would be discounted from the fourth anniversary of the effective date of the joint plan of reorganization to the payment date at a discount rate of 4.5% per annum. On February 3, 2017, the Bankruptcy Court issued an order approving the Canadian Settlement. The Provincial Boards provided notice of their election to accelerate the payment. After application of the discount resulting from such acceleration of payment, the settlement payment of approximately $(U.S.) 16.7 million was made on August 11, 2017.

On May 15, 2017, the Bankruptcy Court announced its decision recommending that the U.S. District Court for the Western District of North Carolina (the “District Court”) confirm the joint plan of reorganization, and on June 12, 2017 the District Court issued an order confirming the joint plan of reorganization. The joint plan of reorganization has been consummated, with an effective date of 12:01 a.m. on July 31, 2017 (the “Joint Plan Effective Date”).

The joint plan of reorganization provided for the establishment of a trust (the “Trust”), which was funded (i) with aggregate cash contributions by GST LLC and Garrison of $350 million made immediately prior to the Joint Plan Effective Date, (ii) by the contribution made by OldCo immediately prior to the Joint Plan Effective Date of $50 million in cash and an option (the “Option”), exercisable one year after the Joint Plan Effective Date, permitting the Trust to purchase for $1 shares of EnPro common stock having a value of $20 million (and included the right of OldCo to call the option for payment of $20 million in cash at any time prior to the first anniversary of the Joint Plan Effective Date, and (iii) by the obligations under the Joint Plan of OldCo to make a deferred contribution of $40 million in cash and of GST LLC and Garrison to make an aggregate deferred contribution of $20 million in cash no later than one year after the Joint Plan Effective Date. Under the joint plan of reorganization, the Trust has assumed responsibility for all present and future asbestos claims arising from the operations or products of GST or Coltec/OldCo. Under the joint plan of reorganization, EnPro, through its subsidiaries, retained ownership of OldCo, GST LLC, and Garrison. Anchor, which has not conducted business operations for many years and had nominal assets, has been dissolved. On November 29, 2017, GST LLC, EnPro Holdings and EnPro entered into an agreement with the Trust to provide for the early settlement of the deferred contributions to the Trust under the joint plan of reorganization and for the call of the Option by EnPro Holdings, as the successor by merger to OldCo. Under that agreement, in full satisfaction of the $60 million of aggregate deferred contribution obligations under the Joint Plan and payment of the $20 million call payment under the Option, on December 1, 2017 GST LLC, EnPro Holdings and EnPro paid $78.8 million (the “Early Cash Settlement Amount”) to the Trust and agreed to make a further payment to the Trust to the extent that total interest earned through July 31, 2018, with respect to a fixed income account in which the Early Cash Settlement Amount was invested by the Trust is less than $1.2 million, which further payment of approximately $0.5 million was made to the Trust in August 2018.

Pursuant to applicable accounting rules, upon and as of the Joint Plan Effective Date, the assets and liabilities of both GST and OldCo were reconsolidated into the EnPro balance sheet and EnPro’s consolidated financial statements include the sales, income, expenses and cash flows of both GST and OldCo beginning on the Joint Plan Effective Date.

The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 has been prepared to illustrate the effects of the reconsolidation of GST and OldCo and their respective subsidiaries with EnPro assuming the confirmation and consummation of the joint plan of reorganization and the consummation of the Canadian Settlement to give effect to the reconsolidation as if it had occurred on January 1, 2017.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed consolidated statement of operations also include certain adjustments such as increased depreciation and amortization expense on tangible and intangible assets, increased interest expense on the debt incurred to complete the reconsolidation as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that EnPro believes are reasonable.

EnPro is providing the accompanying unaudited pro forma condensed consolidated statement of operations in light of specific requests for such pro forma information by investors. The unaudited pro forma condensed consolidated statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of EnPro would have been had the reconsolidation of GST and OldCo occurred on the date assumed.

EnPro Industries, Inc.

Pro Forma Condensed Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2017
(Stated in Millions of Dollars, Except Per Share Data)

			Eliminate	Effect of		Pro Forma
	Consolidated	GST and	Intercompany	Reconsolidation		Adjustments
	EnPro	OldCo	Transactions	of GST and OldCo	Pro Forma	Reference
Net sales	$1,309.6	$125.9	$(33.0)	$—	$1,402.5	(1)
Cost of sales	865.3	77.7	(33.0)	(3.5)	906.5	(1), (2)
Gross profit	444.3	48.2	—	3.5	496.0
Operating expenses:
Selling, general and administrative	325.7	24.3	—	5.2	355.2	(3)
Other	16.9	(23.9)	—	22.4	15.4	(4)
Total operating expenses	342.6	0.4	—	27.6	370.6
Operating income	101.7	47.8	—	(24.1)	125.4
Interest expense	(50.9)	—	20.6	(2.0)	(32.3)	(5)
Interest income	1.5	21.5	(20.6)	—	2.4	(5)
Gain on reconsolidation of GST and OldCo	534.4	—	—	(534.4)	—	(7)
Other expense	(9.2)	(6.0)	—	5.6	(9.6)	(4)
Income before income taxes	577.5	63.3	—	(554.9)	85.9
Income tax expense	(37.7)	(24.3)	—	29.8	(32.2)	(6)
Net income	$539.8	$39.0	$—	$(525.1)	$53.7
Basic earnings per share	$25.28	N/A	N/A	N/A	$2.52
Average common shares outstanding (millions)	21.3				21.3
Diluted earnings per share	$24.76	N/A	N/A	N/A	$2.46
Average common shares outstanding (millions)	21.8				21.8

(1)	Eliminate intercompany sales of $33.0 million.
(2)
Reflects the increase in depreciation expense of $0.6 million due to adjusting property, plant and equipment to fair value. The total fair value adjustment to property, plant and equipment was $23.3 million of which $16.0 million related to depreciable buildings and improvements and machinery and equipment that have a net remaining economic life of 14.5 years. Also reflects the add-back of a $4.1 million non-recurring increase to cost of sales incurred in the third and fourth quarters associated with the step up of GST inventory to fair value upon reconsolidation.

(3)
Reflects the increase in amortization expense as a result of the fair value adjustment due to the creation of the finite-lived intangible assets. The useful life of the finite-lived intangible assets is 15 years.

(4)	Eliminate asbestos-related expenses which cease upon confirmation and consummation of the joint plan of reorganization.
(5)
Eliminate intercompany interest and add interest expense on incremental borrowings made in order to make payment upon confirmation and consummation of the consensual plan of reorganization. We used an estimated interest rate of 3% for all periods.

(6)	For purposes of the consolidated pro forma financial information, an estimated statutory tax rate of 37.5% has been used for all periods presented.
(7)
Reflects elimination of the gain on reconsolidation of GST and OldCo as the transaction causing the gain is presumed to have taken place at the beginning of 2016, and the gain is a non-recurring impact of the reconsolidation.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted EBITDA (Unaudited)

For the Year Ended December 31, 2017
(Stated in Millions of Dollars)

Pro forma net income	$53.7
Adjustments to arrive at pro forma earnings before interest, taxes, depreciation, and amortization
(pro forma EBITDA):
Interest expense, net	29.9
Income tax expense	32.2
Depreciation and amortization expense	73.3
Pro forma EBITDA	189.1
Adjustments to arrive at pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA):
Restructuring costs	5.1
Impairment of ATD intangible assets	10.1
Environmental reserve adjustments and other costs associated with previously disposed businesses	8.7
Pension expense (non-service cost)	0.9
Other	1.5
Pro forma adjusted EBITDA	$215.4

The foregoing table provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma earnings before interest, income taxes, depreciation, amortization and other selected items (pro forma adjusted EBITDA). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income (Loss) to Consolidated Adjusted EBITDA (Unaudited)".

EnPro Industries, Inc.

Reconciliation of Net Sales to Pro Forma Net Sales (Unaudited)
For the Year Ended December 31, 2017
(Stated in Millions of Dollars)

	Sealing	Engineered	Power	Intersegment
	Products	Products	Systems	Sales	Consolidated
Net sales	$804.3	$301.1	$208.2	$(4.0)	$1,309.6
Adjustments:
Sales of deconsolidated entities	119.1	1.5	5.3	—	125.9
Intercompany sales	(29.6)	(1.1)	(2.0)	(0.3)	(33.0)
Pro forma net sales	$893.8	$301.5	$211.5	$(4.3)	$1,402.5

EnPro Industries, Inc.

Reconciliation of Segment Profit to Pro Forma Adjusted Segment EBITDA (Unaudited)
For the Year Ended December 31, 2017
(Stated in Millions of Dollars)

	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$90.4	$30.1	$29.4	$149.9
Segment profit of deconsolidated entities	22.6	0.2	1.5	24.3
Pro forma acquisition date inventory fair value adjustment	4.1	—	—	4.1
Pro forma depreciation and amortization adjustments (1)	(5.8)	—	—	(5.8)
Pro forma segment profit	111.3	30.3	30.9	172.5
Adjustments:
Acquisition expenses*	1.2	0.1	—	1.3
Restructuring costs	3.6	1.5	—	5.1
Depreciation and amortization expense	51.3	16.8	5.2	73.3
Pro forma adjusted segment EBITDA	$167.4	$48.7	$36.1	$252.2

*Includes expensing of fair value adjustments to acquisition date inventory for acquisitions other than reconsolidation of GST and OldCo.

(1)	See notes (2) and (3) to the accompanying Pro Forma Condensed Consolidated Statements of Operations (Unaudited) for further information about these adjustments.

EnPro Industries, Inc.

Reconciliation of Pro Forma Net Income to Pro Forma Adjusted Net Income (Unaudited)

For the Year Ended December 31, 2017
(Stated in Millions of Dollars, Except Per Share Data)

	$	Average common shares outstanding, diluted (millions)	Per share
Pro forma net income	$53.7	21.8	$2.46
Income tax expense	32.2
Income before taxes	85.9
Adjustments:
Environmental reserve adjustments and other costs associated with previously disposed businesses	8.7
Restructuring costs	5.1
Impairment of ATD intangible assets	10.1
Pension expense (non-service cost)	0.9
Other	1.5
Adjusted income before taxes	112.2
Adjusted income tax expense	(36.5)
Pro forma adjusted net income	$75.7	21.8	3.48*

The foregoing table provides a reconciliation of pro forma net income set forth in the accompanying unaudited pro forma condensed consolidated statements of operations reflecting reconsolidation of GST to pro forma net income before selected items (pro forma adjusted net income). The methodology for reconciliation is the same as presented on the table titled "Reconciliation of Consolidated Net Income to Consolidated Adjusted Net Income and Consolidated Adjusted Diluted Earnings Per Share (Unaudited)".

Note that for the calculation of Pro Forma Adjusted Diluted Earnings Per Share, the option that had been in existence permitting the Trust to purchase for $1 shares of EnPro stock having a value of $20 million was not considered dilutive due to EnPro's positive intent to settle the option in cash. The option was settled in cash as part of the $78.8 million funding of the Trust on November 29, 2017

* Pro forma adjusted diluted earnings per share.